CONSENT OF AUREN AUDIT & ASSURANCE AMSTERDAM B.V.

The undersigned hereby consents to all references to the undersigned’s name and inclusion and use of descriptions of and references to the Independent Auditor’s report pursuant to section 2:328, subsection 1, second sentence, conjunction with section 2:333g of the Dutch Civil Code dated October 26, 2017, prepared by the undersigned and relating to the cross border merger proposal, dated October 26, 2017 between Sensata Technologies Holding plc., Swindon, United Kingdom, and Sensata Technologies Holding N.V., Hengelo, The Netherlands, in the Registration Statement on Form S-4 (No. 333-220735) of Sensata Technologies Holding plc (the “Registration Statement”), any amendments to the Registration Statement, and the proxy statement/prospectus related to the Registration Statement.

November 6, 2017

Auren Audit & Assurance Amsterdam B.V.

G.M.P. Recter

Auren Audit & Assurance Amsterdam B.V.

/s/ G.M.P. Recter